SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 20, 2007

SKAGIT STATE BANCORP, INC.

(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation)

000-52096	20-5048602
Commission File Number	IRS Employer Identification No.

301 East Fairhaven Avenue
Burlington, Washington 98233
(Address of principal executive offices)  (zip code)

Registrant’s telephone number, including area code: (360) 755-0411

Not Applicable

(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of  (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of  (17 CFR 240.13e-4(c))

Item 5.02  Compensatory Arrangement of Certain Officers

On November 20, 2007, the Boards of Directors of Skagit State Bancorp, Inc. (the “Company”) and its subsidiary, Skagit State Bank, jointly approved a Change in Control Severance Agreement (the “Agreement”) for Carla Tucker, its Chief Financial Officer effective November 20, 2007. Under the terms of the Agreement, Ms. Tucker will receive two times the greater of (a) the highest compensation reportable during the most recent three calendar years, or (b) 130% of her base compensation in the event:  (i) she is terminated without cause or resigns for good reason (as defined) within 18 months following the Company entering into a change in control that is subsequently consummated; or (ii) a change in control is consummated while she is employed by the Company, and Ms. Tucker is not offered a comparable position with the acquiring company. Further, in the event of (ii), Ms. Tucker will also receive payment for health care premiums for the shorter of the COBRA period or two years.

In addition, if within two years after accepting a comparable position, Ms. Tucker is terminated without cause or resigns for good reason, she will receive the payment described above, less the amounts earned and paid following the date of the change in control through the date of termination or resignation, provided that she will not receive a payment less than one times her highest compensation received from the Company during any of the three calendar years prior to the change in control. In this event, Ms. Tucker will also receive payment of health care premiums for the shorter of the COBRA period or one year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 26, 2007	SKAGIT STATE BANCORP, INC

	By:	/s/ Cheryl R. Bishop
Cheryl R. Bishop
President and Chief Executive Officer